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EXHIBIT 10.3

               AMENDMENT TO EMPLOYMENT AGREEMENT - MICHAEL TREPETA



                        ACE MARKETING & PROMOTIONS, INC.
                               457 ROCKAWAY AVENUE
                             VALLEY STREAM, NY 11581
                                 (516) 256-7766


                                December 28, 2005

To:      Michael D. Trepeta

         This is to confirm that in lieu of the provisions of paragraph 6(ii) of your employment contract dated March 1, 2005, you have agreed to accept an immediate grant of Non-Statutory Stock Options to purchase 200,000 shares of the Corporation's Common Stock at an exercise price of $1.20 per share, exercisable from the Vesting Date as herein defined through December 28, 2015. On December 28, 2005 and on December 28, 2008, Options to purchase 100,000 shares shall vest on each of the foregoing dates and each date shall be considered a "Vesting Date." It is understood that in the event you terminate your employment with the Corporation prior to December 28, 2008, you shall not be entitled to retain any unvested Options. It is agreed that the following sentence shall be added to paragraph 6(ii) of your employment contract: "The Board of Directors or a Compensation Committee thereof shall have the right in its sole discretion to grant Trepeta additional Options or other securities and other forms of compensation at any time in the future."

                                      Very truly yours,

                                      ACE MARKETING & PROMOTIONS, INC.

                                      /s/ Dean L. Julia, Chief Executive Officer
                                      ------------------------------------------

Agreed to and accepted by:

/s/ Michael D. Trepeta
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